650 West Georgia, Suite 2400
Vancouver, BC, V6B 4N7
(604) 257 3512

December 16, 2008

Via Facsimile
(+41 (0)43 311 27 17)

EH & P Investments AG
Gutenbergstrasse 10
CH-8027 Zurich

Dear Sirs:

Re:  WordLogic Corporation (“WordLogic”) Debt Settlement Agreement

We write with reference to the loan agreements (collectively the “Loan Agreements”) between WordLogic and EH & P Investments AG (“EH&P”) dated March 1, 2005, May 11, 2005 and October 12, 2006, respectively. This letter will confirm our understanding regarding the repayment by WordLogic to EH&P of all amounts payable to EH&P pursuant to the Loan Agreements.  WordLogic and EH&P agree as follows:

Each WordLogic and EH&P acknowledge that the full amount of the debt (the “Debt”) outstanding and payable to EH&P pursuant to the Loan Agreements is US$589,631.79, which amount includes principal and interest.

Accordingly, the parties agree that, in full settlement of the Debt, Worldlogic shall pay to EH&P 3,930,879 common shares (the “Shares”) in the capital stock of WordLogic at the fair market value of US$0.15 per share for a total value of US$589,631.79  WordLogic's obligation to issue the Shares shall be subject to EH&P returning to WordLogic by January 15, 2008 a fully executed copy of the subscription agreement attached hereto and incorporated into this agreement as Schedule “A”.

Furthermore, in consideration of the Shares, EH&P, on behalf of itself, its affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, hereby releases and forever discharges WordLogic and its past, present and future directors, officers, attorneys, principals, owners, agents, insurers and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising from the Loan Agreements, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

Kindly acknowledge your acceptance of the foregoing arrangement by returning a signed copy of this letter and the attached Schedule “A” to us.  By signing below, EH&P acknowledges that this agreement constitutes the final written expression of all the terms between EH&P and WordLogic regarding the settlement of the Loan Agreements and the Shares, and shall be biding upon and enure to the benefit of WordLogic, EH&P and their respective representatives, officers, directors, agents, employees, successors and assigns.

This agreement may be executed by facsimile and in counterparts.

Yours truly,

WORDLOGIC CORPORATION
By:

/s/Frank Evanshen
Frank Evanshen,
President and Chief Executive Officer

ACCEPTED:

EH & P INVESTMENTS AG
by its authorized signatory
/s/Erwin H. Hans
Erwin H. Hans
Chairman

Date: December 17, 2008